Final Term Sheet Dated March 10, 2026

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433

relating to the
Preliminary Prospectus Supplement

dated March 10, 2026 and

Prospectus dated February 6, 2026

Registration Statement No. 333-293246

Amazon.com, Inc.

Floating Rate Notes due 2028

Floating Rate Notes due 2029

3.850% Notes due 2028

4.000% Notes due 2029

4.250% Notes due 2031

4.550% Notes due 2033

4.875% Notes due 2036

5.650% Notes due 2046

5.800% Notes due 2056

5.950% Notes due 2066

6.050% Notes due 2076

Pricing Term Sheet

Issuer:	Amazon.com, Inc. (the “Issuer”)
Security Type:	SEC registered
Ratings*:	A1 by Moody’s Investor Service, Inc. AA by Standard & Poor’s Ratings Services AA- by Fitch Ratings Inc.
Trade Date:	March 10, 2026
Settlement Date (T+3)**:	March 13, 2026
Global Coordinator and Joint Book-Running Manager:	J.P. Morgan Securities LLC
Joint Book-Running Managers:

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

BofA Securities, Inc.

Deutsche Bank Securities Inc.

Wells Fargo Securities, LLC

Barclays Capital Inc.

BNP Paribas Securities Corp.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

TD Securities (USA) LLC

Co-Managers:	BBVA Securities Inc. Loop Capital Markets LLC NatWest Markets Securities Inc. Santander US Capital Markets LLC

Standard Chartered Bank***

U.S. Bancorp Investments, Inc.

Academy Securities, Inc.

Drexel Hamilton, LLC

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

C.L. King & Associates, Inc.

Independence Point Securities LLC

Floating Rate Notes

Title:	Floating Rate Notes due 2028 (the “2028 Floating Rate Notes”) Floating Rate Notes due 2029 (the “2029 Floating Rate Notes”)
Size:	2028 Floating Rate Notes: $1,750,000,000 2029 Floating Rate Notes: $1,000,000,000
Maturity Date:	2028 Floating Rate Notes: March 13, 2028 2029 Floating Rate Notes: March 13, 2029
Coupon (Interest Rate):

In the case of the 2028 Floating Rate Notes, Compounded SOFR (as defined under “Description of the Notes—Information About the SOFR and the SOFR Index” in the prospectus supplement to which this pricing term sheet relates), reset quarterly, on each floating rate interest payment date plus 0.44% per annum, and in the case of the 2029 Floating Rate Notes, Compounded SOFR, reset quarterly, on each floating rate interest payment date plus 0.59% per annum.

Interest Payment Dates:	March 13, June 13, September 13, and December 13, commencing June 13, 2026.
Price to Public:	2028 Floating Rate Notes: 100.000% of the principal amount, plus accrued interest, if any 2029 Floating Rate Notes: 100.000% of the principal amount, plus accrued interest, if any
Floating Rate Interest Determination Date:

The date two U.S. Government Securities Business Days (as defined under “Description of the Notes—Information About the SOFR and the SOFR Index” in the prospectus supplement to which this pricing term sheet relates) preceding each floating rate interest payment date (or in the final floating rate interest period, preceding the maturity date of the applicable series of floating rate notes)

Floating Rate Interest Period:

(i) The period from and including any floating rate interest payment date (or, with respect to the initial floating rate interest period only, from and including March 13, 2026) to, but not including, the next succeeding floating rate interest payment date, or (ii) in the case of the last such period, from and including the floating rate interest payment date immediately preceding the maturity date of the applicable series of floating rate notes to, but not including, such maturity date

Observation Period:

In respect of each floating rate interest period, the period from and including the date two U.S. Government Securities Business Days preceding the first date in such floating rate interest period to, but not including, the date two U.S. Government Securities Business Days preceding the floating rate interest payment date for such floating rate interest period (or in the final floating rate interest period, preceding the maturity date of the applicable series of floating rate notes)

CUSIP / ISIN:	2028 Floating Rate Notes: 023135CZ7 / US023135CZ72 2029 Floating Rate Notes: 023135DA1 / US023135DA13
Calculation Agent:	Computershare Trust Company, National Association

Fixed Rate Notes

Title:

3.850% Notes due 2028 (the “2028 Notes”)

4.000% Notes due 2029 (the “2029 Notes”)

4.250% Notes due 2031 (the “2031 Notes”)

4.550% Notes due 2033 (the “2033 Notes”)

4.875% Notes due 2036 (the “2036 Notes”)

5.650% Notes due 2046 (the “2046 Notes”)

5.800% Notes due 2056 (the “2056 Notes”)

5.950% Notes due 2066 (the “2066 Notes”)

6.050% Notes due 2076 (the “2076 Notes”)

Size:

2028 Notes: $2,250,000,000

2029 Notes: $3,000,000,000

2031 Notes: $5,000,000,000

2033 Notes: $4,000,000,000

2036 Notes: $6,000,000,000

2046 Notes: $2,500,000,000

2056 Notes: $5,500,000,000

2066 Notes: $3,000,000,000

2076 Notes: $3,000,000,000

Maturity Date:

2028 Notes: March 13, 2028

2029 Notes: March 13, 2029

2031 Notes: March 13, 2031

2033 Notes: March 13, 2033

2036 Notes: March 13, 2036

2046 Notes: March 13, 2046

2056 Notes: March 13, 2056

2066 Notes: March 13, 2066

2076 Notes: March 13, 2076

Coupon (Interest Rate):

2028 Notes: 3.850% per annum, accruing from March 13, 2026

2029 Notes: 4.000% per annum, accruing from March 13, 2026

2031 Notes: 4.250% per annum, accruing from March 13, 2026

2033 Notes: 4.550% per annum, accruing from March 13, 2026

2036 Notes: 4.875% per annum, accruing from March 13, 2026

2046 Notes: 5.650% per annum, accruing from March 13, 2026

2056 Notes: 5.800% per annum, accruing from March 13, 2026

2066 Notes: 5.950% per annum, accruing from March 13, 2026

2076 Notes: 6.050% per annum, accruing from March 13, 2026

Yield to Maturity:	2028 Notes: 3.882% 2029 Notes: 4.004% 2031 Notes: 4.286% 2033 Notes: 4.581% 2036 Notes: 4.900% 2046 Notes: 5.698% 2056 Notes: 5.840% 2066 Notes: 5.970% 2076 Notes: 6.090%

Spread to Benchmark Treasury:

2028 Notes: T + 30 bps

2029 Notes: T + 40 bps

2031 Notes: T + 55 bps

2033 Notes: T + 65 bps

2036 Notes: T + 75 bps

2046 Notes: T + 95 bps

2056 Notes: T + 105 bps

2066 Notes: T + 118 bps

2076 Notes: T + 130 bps

Benchmark Treasury:

2028 Notes: 3.375% due February 29, 2028

2029 Notes: 3.500% due February 15, 2029

2031 Notes: 3.500% due February 28, 2031

2033 Notes: 3.750% due February 28, 2033

2036 Notes: 4.125% due February 15, 2036

2046 Notes: 4.625% due February 15, 2046

2056 Notes: 4.625% due November 15, 2055

2066 Notes: 4.625% due November 15, 2055

2076 Notes: 4.625% due November 15, 2055

Benchmark Treasury Yield:	2028 Notes: 3.582% 2029 Notes: 3.604% 2031 Notes: 3.736% 2033 Notes: 3.931% 2036 Notes: 4.150% 2046 Notes: 4.748% 2056 Notes: 4.790% 2066 Notes: 4.790% 2076 Notes: 4.790%
Interest Payment Dates:	Semi-annually in arrears on March 13 and September 13 of each year, beginning on September 13, 2026
Optional Redemption:

Each series of fixed rate notes other than the 2028 Notes may be redeemed in whole at any time or in part from time to time prior to the applicable Par Call Date (as set forth below), or, in the case of the 2028 Notes, at any time prior to maturity, at the Issuer’s option, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming such notes matured on the applicable Par Call Date or, in the case of the 2028 Notes, on the maturity date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 5 basis points in the case of the 2028 Notes, plus 10 basis points in the case of the 2029 Notes, plus 10 basis points in the case of the 2031 Notes, plus 10 basis points in the case of the 2033 Notes, plus 15 basis points in the case of the 2036 Notes, plus 15 basis points in the case of the 2046 Notes, plus 20 basis points in the case of the 2056 Notes, plus 20 basis points in the case of the 2066 Notes, and plus 20 basis points in the case of the 2076 Notes less (b) interest accrued and unpaid thereon to, but not including, the redemption date, and

(2) 100% of the principal amount of the notes of the applicable series to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the applicable Par Call Date (other than the 2028 Notes), the Issuer may redeem each series of fixed rate notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

Par Call Date:

2029 Notes: February 13, 2029 (one month prior to the maturity date of the 2029 Notes)

2031 Notes: February 13, 2031 (one month prior to the maturity date of the 2031 Notes)

2033 Notes: January 13, 2033 (two months prior to the maturity date of the 2033 Notes)

2036 Notes: December 13, 2035 (three months prior to the maturity date of the 2036 Notes)

2046 Notes: September 13, 2045 (six months prior to the maturity date of the 2046 Notes)

2056 Notes: September 13, 2055 (six months prior to the maturity date of the 2056 Notes)

2066 Notes: September 13, 2065 (six months prior to the maturity date of the 2066 Notes)

2076 Notes: September 13, 2075 (six months prior to the maturity date of the 2076 Notes)

Price to Public:

2028 Notes: 99.939% of the principal amount, plus accrued interest, if any

2029 Notes: 99.989% of the principal amount, plus accrued interest, if any

2031 Notes: 99.840% of the principal amount, plus accrued interest, if any

2033 Notes: 99.816% of the principal amount, plus accrued interest, if any

2036 Notes: 99.804% of the principal amount, plus accrued interest, if any

2046 Notes: 99.431% of the principal amount, plus accrued interest, if any

2056 Notes: 99.437% of the principal amount, plus accrued interest, if any

2066 Notes: 99.697% of the principal amount, plus accrued interest, if any

2076 Notes: 99.376% of the principal amount, plus accrued interest, if any

CUSIP / ISIN:

2028 Notes: 023135DB9 / US023135DB95

2029 Notes: 023135DC7 / US023135DC78

2031 Notes: 023135DD5 / US023135DD51

2033 Notes: 023135DE3 / US023135DE35

2036 Notes: 023135DF0 / US023135DF00

2046 Notes: 023135DG8 / US023135DG82

2056 Notes: 023135DH6 / US023135DH65

2066 Notes: 023135DJ2 / US023135DJ22

2076 Notes: 023135DK9 / US023135DK94

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time. Each rating should be evaluated independently of any other rating.

** Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any day prior to the business date before delivery will be required, by virtue of the fact that the notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

*** Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request them by contacting J.P. Morgan Securities LLC collect at 1-212-834-4533; Citigroup Global Markets Inc. toll-free at 1-800-831-9146; Goldman Sachs & Co. LLC toll-free at 1-866-471-2526; or HSBC Securities (USA) Inc. toll-free at 1-866-811-8049.